Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and in the related Prospectus of Tampa Electric Company for the registration of debt securities and to the incorporation by reference therein of our report dated February 19, 2019, with respect to the consolidated financial statements of Tampa Electric Company included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

July 22, 2019